UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

BARNES & NOBLE, INC.

(Name of Registrant as Specified in Its Charter)

YUCAIPA AMERICAN ALLIANCE FUND II, L.P.

YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND II, L.P.

YUCAIPA AMERICAN ALLIANCE FUND II, LLC

YUCAIPA AMERICAN FUNDS, LLC

YUCAIPA AMERICAN MANAGEMENT, LLC

THE YUCAIPA COMPANIES LLC

RONALD W. BURKLE

STEPHEN F. BOLLENBACH

MICHAEL S. MCQUARY

ROBERT P. BERMINGHAM

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On September 23, 2010, The Yucaipa Companies requested that Barnes & Noble e-mail the following letter to its employees on behalf of The Yucaipa Companies:

September 23, 2010

Dear Barnes & Noble Booksellers:

We’ve been given a chance to communicate with you at the last possible moment before the vote for three new directors.

In thinking about what I want to say to you, I realized that even though we’ve invested about $200 million to become the largest independent investor, you in many ways have more at stake.

For you, this is your career and your retirement funds. Yucaipa isn’t a hedge fund, we are a value investor. Some of our investments we’ve had for over 20 years, and we started buying Barnes & Noble stock in 2008. But as important as our investment in Barnes & Noble is to us, the future of the Company is more important to you.

This isn’t about individuals, it’s about making sure all the stakeholders do well. That means the Company can’t have special deals with the Chairman’s family that put debt on the Company and take cash out of the Company. When the Company faces perhaps its biggest challenges, it needs to plan for its future and not Leonard Riggio’s.

The great job you do every day built Barnes & Noble into an iconic American brand and reshaped the way people buy books. Your hard work and dedication make Barnes & Noble a regular destination for millions of book lovers, and your devotion shows every day. That’s one of the reasons we initially invested in Barnes & Noble and why we steadily increased our ownership to become the Company’s largest independent stockholder.

We think Barnes & Noble is a great company with a lot more potential, and we want to help the Company realize that potential. As the Barnes & Noble Annual Meeting of Stockholders approaches, I’m asking you to help protect that brand and develop its full potential by voting any shares you own on the GOLD proxy card “FOR” Yucaipa’s three highly qualified nominees to the Barnes & Noble Board of Directors and “FOR” our non-binding stockholder resolution to amend the Company’s “poison pill”.

So who am I, and why am I asking you to vote against the wishes of Leonard Riggio and the friends and business associates he approved to “oversee” him on the Board of Directors?

My name is Ron Burkle, and I founded The Yucaipa Companies. Over the past 25 years, we have invested billions in companies that are no doubt part of your everyday life. I got my start bagging groceries at the store where my father worked. It was there that I learned the importance of customer service and treating people fairly – lessons that to this day bear on every investment we make, including Barnes & Noble.

I know what it takes to build a great company. A decade after Leonard Riggio bought Barnes & Noble, we bought Falley’s, a little company in Topeka, Kansas. Lou Falley had opened a warehouse grocery store in a closed Kmart and called it Food 4 Less. It was a great idea and we opened a store in San Bernardino, California. Today Food 4 Less is a major grocery chain. I can take as much credit as my ego will allow, but I’m still not the founder.

We bought Ralphs Grocery Company a decade later and added Alpha Beta, Boys, Hughes, Viva, Foods Co and a whole lot more to create the largest food chain in Southern California, but I’m still not the founder.

Leonard Riggio isn’t a Barnes or a Noble, but he considers himself THE founder because he writes the history. The Barnes & Noble company’s roots go back over a century and its history is full of innovation. Many of Leonard Riggio’s businesses can trace their history to these families.

Leonard Riggio doesn’t want anyone else in his story. Not the Barnes family, the Noble family or even the shareholders. Over the years, he charged the Company over $32 million dollars just to use the Barnes & Noble name, but he doesn’t invite members of the Barnes family or the Noble family to cut the ribbons at store openings. He believes this is his company…except he doesn’t own it…not even half of it…but he acts like he does. Until just a couple of years ago he owned about as much as Yucaipa does.

Barnes & Noble has been around over 100 years. If it’s allowed to operate with good governance and without conflicts of interest that have siphoned off billions of dollars into transactions that have benefited Leonard Riggio and his family, I believe it can be around for another 100 years.

After the recent college bookstore transaction with Leonard Riggio, the stock price went from a high of around $24 a share to a low of just under $12 a share a few weeks before the Company announced it was considering selling. And, perhaps not surprisingly, Leonard Riggio is thinking about “buying low” to take the Company back after so much stockholder value has been destroyed.

Unfortunately, the current Barnes & Noble Board of Directors has spent a lot of time, money and effort trying to scare you about my intentions and distort my record as an investor. I’ll be blunt. Contrary to what you may have been told, I’m not trying to take over Barnes & Noble. In fact, if our three nominees are elected, there will be two Leonard Riggio approved directors for every new director. Three new directors can’t control anything — but they can make suggestions, ask questions and explore new ideas.

Our goal is to strengthen the Company by working constructively with the Board and creating a level playing field that enhances value for all stockholders – including you – rather than just the favored few. It will mean the Board can have an honest discussion about whether or not the Company can compete with companies personally owned by Leonard Riggio. For example, did Barnes & Noble really go after the best locations to compete against Leonard Riggio’s personally owned college bookstores? And our nominees can act as a check on related party transactions that don’t benefit the stockholders. Over the years, the Company has engaged in billions of dollars of transactions involving the Riggio family, including:1

•	$67.3 million in lease payments for office space, warehouses and bookstores owned by entities in which the Riggio family has majority or minority interests.

•	$99.8 million of textbook purchases from an entity in which the Riggio family has a majority interest.

•	$235.8 million in payments to a shipping company in which Leonard and Stephen Riggio’s brother has a 20% interest.

•	$514 million to Leonard Riggio and his wife to buy their college bookstore business.

Basic principles of corporate transparency and fairness are qualities I expect from every company we invest in. Yucaipa prides itself on working collaboratively with management, and all of us recognize that global innovation is rapidly changing the retail model that made Barnes & Noble so successful. But in the case of Barnes & Noble, our suggestions were ignored and our friendly overtures were rebuffed — and finally the self dealing prompted us to seek seats on the Board and launched what has become a very heated contest as we seek to protect the value not only of our own investment, but the millions of dollars held by stockholders like you.

The response of Chairman Riggio has been to spend more than $10 million of stockholder money on litigation and a nasty campaign to keep Yucaipa’s nominees off the Board. That’s why we want you to have all the facts.

You have an important voice in the outcome. How you vote your shares in this crucial election is entirely up to you. No matter what you may have heard from a manager or other Barnes & Noble representative, how you vote your shares held in the Company’s 401(k) plan or held in a brokerage account is completely confidential. You should vote your shares as you wish without fear of reprisal or repercussions from anyone at Barnes & Noble.

If you have questions about voting Yucaipa’s GOLD proxy card, you can contact Yucaipa’s representatives – again, completely confidentially – to ask questions via email at bks@mackenziepartners.com or by phone toll free at (800) 322-2885. If you have questions about voting your shares in the 401(k) plan you can call Fidelity at (800) 421-3844. You can also view Yucaipa’s proxy materials at www.viewourmaterial.com/BKS or on the Securities and Exchange Commission website at www.sec.gov.

Briefly, however, here are some facts we think you should know before you vote your shares:

•

A key measure of the Company’s financial performance – EBITDA (the Company’s earnings before certain specified cash and noncash charges) – has consistently fallen, from $415 million in fiscal year 2007 to $281 million in fiscal year 2010, or a decline of over 47% during that period.

[1]

All of the following transaction values were calculated from dollar amounts disclosed in the Company’s Certain Relationships and Related Transactions disclosure in its annual proxy statements and/or annual reports. The lease and textbook amounts are from fiscal years 1993 through 2010. The shipping amount is from fiscal years 1996 through 2010.

•	In just the last year, Barnes & Noble stock has dropped 27%, while the benchmark S&P 500 has grown nearly 7%.

•	Over the past five years, Barnes & Noble stock has lost 58% of its value.

We are stockholders just like you – and I believe Barnes & Noble can do better.

Yucaipa’s three highly qualified nominees to the Barnes & Noble Board of Directors have deep experience in retail and technology companies. We believe they have the skills necessary to prepare Barnes & Noble to succeed in an uncertain future.

I am one of the Yucaipa nominees. In addition to founding The Yucaipa Companies, I have served for more than 10 years on public company boards, including Yahoo! Inc., Occidental Petroleum Corporation and KB Home. I have extensive experience investing in and managing retail companies that, like Barnes & Noble, rely heavily on their employees as brand ambassadors, including Ralphs, Fred Meyer and Food 4 Less supermarket chains. Under my leadership, Yucaipa has been recognized as an innovator in labor relations.

In addition to myself, Yucaipa’s other two highly qualified nominees are:

•

Stephen F. Bollenbach. Steve has more than 15 years experience as a former CEO or senior executive of major companies, including Hilton Hotels Corporation, The Walt Disney Company and Marriott Corporation (former CFO). He has more than 20 years experience as a director of public companies, having served on the boards of Macy’s, Inc., KB Home, Time Warner Inc., American International Group Inc., Harrah’s Entertainment, Inc., Hilton Hotels Corporation and Caesars Entertainment, Inc. During his tenure as CEO of Hilton Hotels Corporation, the total stockholder return was 257%.

•

Michael S. McQuary. Mike is the CEO of Wheego Electric Cars, Inc., and has more than 15 years experience as a former CEO or senior executive of technology-focused companies including EarthLink, Inc. and MindSpring Enterprises, Inc. He has approximately seven years experience as a director of public companies, having served on the boards of EarthLink, Inc. and MindSpring Enterprises, Inc. From the time he began as COO at MindSpring through his tenure at EarthLink (the company MindSpring merged into), the total stockholder return was 490%.

As you can see, the experience of Yucaipa’s nominees is world-class, and we believe their contribution to the strategic review of Barnes & Noble’s operations will benefit all stockholders over the long term.

Yucaipa is also seeking to create a level playing field by putting forward a non-binding stockholder resolution that requests the Board to amend the Company’s “poison pill” to allow other stockholders to own as much stock as Chairman Riggio. Right now, Chairman Riggio can own over 10% more of the outstanding stock in Barnes & Noble than anyone else, giving him an outsized say. We don’t think that’s fair for a publicly traded company. All stockholders should play by the same set of rules. Otherwise, we believe it suppresses the value of everyone else’s stock – including what you have accumulated in your 401(k) plan for retirement.

Despite the fear mongering and misinformation from the Company, Yucaipa has no intention of doing anything that damages what you have worked so hard to build. You should be proud of your accomplishments, and we want you to be excited about where Barnes & Noble is headed. Our goal is to work to create value for all stockholders. We urge you to vote Yucaipa’s GOLD proxy card “FOR” our three highly qualified nominees to the Board of Directors and “FOR” our amendment to the Company’s poison pill. Remember, how you vote the shares held for you in the Company’s 401(k) plan or in your brokerage account is completely confidential, no matter how you vote.

I hope this letter has helped you understand better why Yucaipa and I have taken the steps we have and why we believe the need for independent Board members is so great. And I hope you see that we are truly committed to enhancing value for every Barnes & Noble stockholder. Help us do that by ending the status quo and starting an exciting new era at Barnes & Noble.

Sincerely,

Ron Burkle

The Yucaipa Companies LLC

***

This communication is being directed to you by Yucaipa because you are an employee of Barnes & Noble. Yucaipa is not acting as a fiduciary or providing any investment advice relating to Barnes & Noble’s 401(k) Plan.

Yucaipa has filed a definitive proxy statement and related materials with the Securities and Exchange Commission (“SEC”) in connection with Yucaipa’s solicitation of proxies to elect its nominees to the Barnes & Noble Board of Directors and to approve its proposal to amend Barnes & Noble’s poison pill at the 2010 Annual Meeting of Stockholders. Barnes & Noble stockholders should read Yucaipa’s definitive proxy statement and its other publicly-filed proxy materials as they become available, because they contain important information. Information regarding the direct and indirect interests of Yucaipa and each other participant in the solicitation of proxies by Yucaipa are included in Yucaipa’s proxy materials filed with the SEC. Yucaipa’s proxy materials may be accessed without charge at www.viewourmaterial.com/BKS and at the SEC’s website at www.sec.gov.

5